Exhibit 16.1

April 8, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 26, 2014, to be filed by our former client, Great China Mania Holdings Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/Albert Wong & Co
Albert Wong & Co

Hong Kong, China